Exhibit 10.1

2009 Ameren Executive Incentive Plan
For Officers

SUMMARY
The Ameren Executive Incentive Plan (EIP) is intended to reward eligible Officers for their contributions to Ameren’s success.  The EIP rewards Officers for Ameren’s earnings per share (EPS) results and/or their business segment’s EPS contribution to Ameren’s EPS results, and individual performance.  The EIP is approved by the Human Resources Committee of Ameren’s Board of Directors (“Committee”).  Ameren reserves the right at its sole discretion to revise, modify, continue or discontinue the EIP beyond the current plan year.

EIP ELIGIBILITY
All Officers who are actively employed on December 31, 2009 are eligible to participate in the EIP pursuant to the terms described herein.  Additionally, Officers who terminate employment because they retire, die or become disabled during 2009 (the plan year), or whose employment is involuntarily terminated during the plan year as a result of a reduction in force, elimination of position, or change in strategic demand, are eligible to participate in the EIP pursuant to the terms described herein.  Officers who voluntarily or involuntarily terminate employment for any other reason during the plan year or following the plan year but before awards are paid, forfeit participation in the EIP.

AWARD OPPORTUNITIES
Award opportunity percentages are set by the Human Resources Committee of the Board of Directors.  Officers will receive individual communication regarding their incentive target opportunity.

PLAN STRUCTURE
The EIP is designed to reward Officers for their contributions to Ameren’s success.  This is acomplished by rewarding Officers for the achievement of EPS goals and their own personal contributions to Ameren’s performance.  The EIP has four primary components:  (1) EPS targets; (2) a core award; (3) an individual performance modifier; and (4) an individual incentive payout.  These components are described in more detail below.

EPS Targets
Ameren Officers have a responsibility to drive shareholder value through earnings performance.  Thus, EPS performance is the primary metric used to establish award opportunities.  Officers with Corporate responsibility will have their incentive opportunity based 100% on Ameren’s EPS, while Officers with business segment responsibilities will have their opportunity based 50% on Ameren’s EPS and 50% on their business segment’s EPS contribution to Ameren’s EPS.

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Three levels of EPS achievement will be established to reward eligible Officers for results achieved in EPS performance.  Achievement of EPS falling between the established levels will be interpolated.  The three levels are defined as follows:

1.
Threshold: Threshold is the minimum level of Ameren EPS and applicable business segment contribution to Ameren EPS achievement necessary for incentive funds to be available.  This level of EPS must be achieved to justify the payment based on our fiduciary responsibility to our owner- the shareholders.

2.	Target: This is the targeted level of Ameren EPS and, as applicable, business segment contribution to Ameren EPS achievement.

3.
Maximum: This level shares higher rewards in years of outstanding financial performance.  This level will be very difficult to achieve, but in years of outstanding performance, Officers will share in Ameren’s success.

Core Award
Following the conclusion of the plan year, Ameren’s EPS and business segment EPS contributions to Ameren’s EPS will be measured .  Achievement levels may be adjusted to include or exclude specified items of an unusual or non-recurring nature as determined by the Committee at its sole discretion and as permitted by the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (“Plan”).  Using these performance results, a formulaic core award will be determined for each Officer.  This core award will then be subject to modification based on the Officer’s individual performance as described below.

Individual Performance Modifier
The core award for each Officer may be adjusted up by as much as 50% or down by as much as 50%, based on the Officer's individual contributions and performance during the plan year.    Demonstrated leadership and the achievement of key operational goals will be considered when modifying the core award for each Officer.

Individual Incentive Payout
The individual incentive payout represents the actual incentive award an Officer will receive as a result of both Ameren’s performance and the Officer’s own individual performance.  Subject to the terms described herein, the maximum payout under the EIP is 200% of the Officer's target incentive opportunity with the ability to pay zero for poor or non-performance.

EIP PAYOUT
Awards will be paid by March 15, 2010.  The core award will be calculated based on an eligible Officer’s salary as of December 31, 2009 (or at the time of eligible termination, if earlier).  Awards will be prorated based on the amount of time worked during the plan year for eligible Officers who: (1) are hired or become Officers after the plan year begins; (2) terminate employment on account of retirement, disability or death during the plan year; or (3) are involuntarily terminated during the plan year as a result of a reduction in force, elimination of position, or change in strategic demand.

The Committee will review and has the authority to approve the final amount of payment. The final payment granted is final and conclusive and not subject to review.

CONTACT
Questions regarding this plan may be directed to the Manager, Compensation & Performance.

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ADMINISTRATION
This EIP and the employee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee or its designee may adopt for administration of the Plan.  The Committee, or its designee, is authorized to administer, construe and make all determinations necessary or appropriate to the administration of this EIP, all of which will be binding upon participants.  If any provision of this EIP conflicts in any manner with the Plan, the terms of the Plan shall control.

MISCELLANEOUS
No employee shall have any claim or right to receive an award under this EIP.  Neither this EIP nor any action taken hereunder shall be construed as giving an employee any right to be retained by Ameren Corporation or any of its subsidiaries.  For purposes of this EIP, the transfer of employment by an employee between subsidiaries shall not be deemed a termination of the employee’s employment.

People are the Foundation of our Success and the Key to Achieving our Vision
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